EXHIBIT 99
                                                                 ----------

                             EMC INSURANCE GROUP
              Fourth Quarter 2004 Adverse Development Conf. Call
                              February 11, 2005
                                 11:00 am EST

>>Operator: Good morning, ladies and gentlemen. Welcome to the EMC Insurance Group Fourth Quarter 2004 Adverse Development Conference Call. At this time, all parties are in a listen-only mode and a brief question-and-answer session will follow the brief presentation. If anyone should require operator assistance during the conference, press star zero on your telephone keypad. As a reminder, this conference is being recorded. It's my pleasure to introduce miss Anita Novac, Director of Investor Relations.

>>Anita Novak - Dir. Investor Relations: Good morning. Welcome to this morning's conference call. At this time, I would like to introduce those who will be available for questions and/or discussion during today's conference call. Mr. Bruce Kelley, President and CEO of EMC Insurance
Group; Mr. William Murray, Executive Vice President and COO of EMC Insurance Group; Mark Reese, Senior Vice President and CFO of EMC Insurance Group; Steve Peck, Senior Vice President, Actuary, and myself. At this time, I would like to emphasize that the Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statements contained in this conference call are based on management's current beliefs, assumptions and expectations of the company's future performance, taking into account all information currently available to management. These, beliefs, assumptions and expectations can change as a result of many possible events or factors not all of which are known to management. If a change occurs, the company's business, financial condition, liquidity, results of operation, plans, and objectives may vary materially from those expressed in the forward-looking statements. The risks and uncertainties that may affect the actual results of the company include, but are not limited to the following:
Catastrophic events and the occurrence of significant severe weather conditions, the adequacy of loss of settlement expense reserves, state and federal legislation and regulations, changes in our industry, interest rate or the performance of financial markets and the general economy, rating agency actions and other risks and uncertainties inherent to the company's business. When we use the words believe, expect, anticipate, estimate or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. At this time, I would like to turn the conference over to Mr. Bruce Kelly.

>>Bruce Kelley - Pres., CEO: Thank you, Anita. Welcome. The purpose of this call is to briefly discuss the 8K filing made earlier today. As you know, an 8K was filed on January 25 responding to an announcement made by our parent company regarding the 2004 consolidated statutory combined trade ratio for the EMC Insurance Groups. At that time, we announced that EMC Insurance Group Inc.'s statutory combined ratio for 2004 was 104.2. On February 1, we filed an 8K announcing a change in the executive management of our claims department effective March 1, 2005. Today's 8K filing and this conference call will expand on the information provided in those earlier filings.
During the fourth quarter of 2004, we experienced approximately $15.4 million of adverse development in our loss and settlement expense reserves which will reduce fourth quarter earnings by approximately $10 million, or 76 cents per share on an after-tax basis. This adverse development represents approximately 3.8% of our total loss and settlement expense reserves at September 30, 2004. The company has a conservative reserving philosophy and is dedicated to maintaining a consistent level of reserve adequacy. Internal actuarial evaluations completed in early February 2005 indicate the loss expense and settlement expense reserves carried by the property and casualty insurance segment at December 31, 2004 are at the high end of range of actuarial indications. The fourth quarter adverse development occurred primarily in the property and casualty insurance segment and as you might expect was largely concentrated in the workers' compensation line of business. Let me give you some context to this adverse development. For many years, we have required every branch to conduct a comprehensive fourth quarter inventory and review of their case reserves. Although the branch offices are responsible for keeping their case reserves current at all times throughout the year, there were indications during 2003 that this process was not receiving an appropriate level of attention. After emphasizing the need to perform better in this area, our quarterly internal actuarial reviews indicated that very good progress was being made during 2004 to improve the adequacy of the branch office case reserves. In fact, at September 30, 2004, our internal actuarial reviews indicated that total reserves, including bulk reserves established in 2003 and 2004, were adequate. However, we found that during the 2004 fourth quarter review process, the branch offices were especially diligent in their efforts to review and reevaluate their individual claim exposures, which resulted in the large increase in case reserves, particularly for the workers' compensation line of business. I am pleased that the branch offices used the care and diligence they should have during the fourth quarter review process. However, I am disappointed that the case reserve deficiencies were not identified and corrected earlier. As a result, I have made some definitive changes to the operating procedures and reporting relationships in the claims department to make sure that the same level of care is used throughout the year. Recognizing the need to maintain adequate case reserves, beginning in 2005 the branch offices will be required to perform the inventory and review process semiannually. This change is designed to implement necessary reserve adjustments on a timely basis. I want to stress that EMC has always maintained what we feel is a very conservative reserving philosophy and that we are, and always have been, dedicated to maintaining a consistent level of reserve adequacy. Obviously, we have stumbled recently, but we have taken necessary corrective actions to, one, increase our case reserves, two, make operational changes to our claims review process, and three, enhance the oversight of the claim function. I am pleased that Mr. Richard Shulz, the Claim Manager at the Chicago branch office, will assume the position of Senior Claims Executive Officer effective March 1, and I am also pleased to announce that Mr. Shulz will be reporting to our Executive Vice President and Chief Operating Officer, Bill Murray. This change in reporting will betterh align the oversight of our branch operations. We are confident that our decentralized branch structure is the best way for us to operate and fully expect that the corrective actions that we have taken will serve us well in the future. As regards to 2004's fourth quarter development, here's some information that I would like to share with you. For all lines of business, case reserves increased $34 million, approximately 23% in 2004 with approximately 50% of the increase occurring in the fourth quarter. For the workers compensation line of business, case reserves increased $17 million. That's approximately 29% in 2004 with approximately 53% of the increase occurring in the fourth quarter. These case reserve increases reflect a substantial amount of case reserve strengthening. Case reserve strengthening in the fourth quarter of 2004 is estimated to be approximately $9 million with approximately $7 million (78%), occurring in the workers compensation line of business. As of September 30, 2004, case reserves, including bulk reserves were estimated to be redundant by approximately 5%. At December 31, 2004, the estimated redundancy had increased to approximately 10%. Now, for the workers compensation line of business, we estimate that case reserves, including bulk reserves were redundant by approximately 6% at September 30, 2004, and approximately 13% at December 31, 2004. At this time, we'd like to take questions from the audience.

>>Operator: Thank you, sir. Ladies and gentlemen, at this time, we will be conducting the question and answer session. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. Once again, if you do have a question at this time, you may press star one on your telephone keypad. Our first question will be coming from Kelly Nash of Keybank Capital Markets.

Q. Good morning. I just had two questions for you. One, when was the last time you had an outside actuarial review of your book of business?
When might you consider doing that on an ongoing basis?

A. We usually have an outside actuarial review connected with the Minnesota filing. I will let Steve answer that because he would have had to deal closely with them. We did have an outside actuarial review done of our asbestos reserves and that resulted in us increasing our asbestos reserves in March 2003. In response, I will let Steve answer that question.

A. We have a review of our reserves by Earnst & Young, our auditors, annually. I think the last time we had a review other than somebody besides the auditors was either year-end 1999 or 2000. We are currently having a review done of our 2003 year-end reserves. That's in conjunction with the financial exam conducted by the Iowa Insurance Department. Looking forward, we do not have specific plans at this point to have outside reviews other than, of course, the review that will be conducted by Earnst & Young.

Q. Okay, and can you talk a little bit more about what some of the issues that you're seeing in the workers comp that's causing the reserve additions?

A. Well, we identified a lot of these issues in the workers comp area over the last two years, and that was a big part of the work that was done by our home office claim department to provide information to the branch offices about this. I'll let Bill Murray talk about that because he has been involved in overseeing the branches and the kind of information that they need in order to properly handle workers compensation cases.

A. First of all, the job of the workers compensation adjuster's pretty difficult at best. When the claims first reported, or at day one, the claim is reported and all the adjuster knows is there's been an injury or an illness reported that's supposed to be work related. They have no idea of the serious nature of the injury. They have no idea of the health of the individual before the injury. They have no knowledge of what the prescribed course of treatment may be. They have no idea how that individual responds to that treatment. They have no idea of whether this individual will return to work if at all. And yet, they're asked to make an estimate of what the final payments may be for that workers compensation injury. Now, they go ahead and they make that estimate, but it's always made more difficult because recently of the increased medical costs that have occurred, the increased benefits, indemnity benefits that are prescribed often by state law, they have seen many changes in the legislation and the case law changes that have occurred in various states. Just to give you an example of some of the things that they're dealing with in trying to project what future medical cost may be, things like expensive medical technology, like morphine pumped implants, computerized prosthetic devices. Very recently, we saw a case where an artificial disk replacement can be done by only a top echelon of specialists, and the surgery can be done at a cost of $30,000, $40,000. Today, medical technology, they can provide wonderful benefits, but they're oftentimes expensive. So I think the sum is that there are many of these issues that are certainly affecting workers compensation today. We believe that the answer to this is better information, which we're obtaining, better training for our people that we're putting out into the branch offices and with that better information and more current information, they'll be able to make better decisions going forward.

Q. Finally, what really drove the increase in the redundancy? Do you believe at this point then that your reserves are in good shape and you don't anticipate additional reserve of adverse development?

A. I think that what we've said this morning about the fact that our reserves were adequate at the end of September and now, based on actuarial opinions by our staff, they're more adequate. We believe that we have reserves that are in an adequate situation. Now, as I said before, we've identified this problem in the workers comp area, and we've made a number of changes in the home office and the branch offs have been working diligently to make changes in the reserve levels of the case reserves. You saw that in the fourth quarter, and I think that we believe that this level of redundancy should have a favorable impact going forward with the company when we make our pool change on the first of January and recognizing that the company would be taking 30% of those reserves. You know that we're going to be transferring cash from Florida's Mutual Casual Company to the subsidiary of EMC Insurance Group, Inc. and that cash represents the reserves. I think, Miss Nash, we've been working very hard on this, and we've let everybody involved present their information on each case, and what you're seeing is a higher level of adequacy.

Q. Thank you. Thank you for having the conference call to go over these details.

A.  You're welcome, Kelly.

>>Operator: If you do have a question, press star one on your telephone key pad to answer the question queue. If would you like to remove your question from the question queue, press star two. If you are using speaker equipment, you should pick up your handset before pressing the star keys. Our next question is coming from Paul Newsome of A.G. Edwards.

Q. Good morning. I was hoping you could give us a couple additional comments and maybe some explanation on how confident we can feel that now that you've got the case reserves presumably set at an appropriate level that that's not going to feed into your calculations for bulk reserves and IBNR? My understanding is how much of the analysis works is that you essentially begin with case reserves and a development of case reserves and work your way up to giving yourself an IBNR estimate based upon what the development of the case reserves. If you're getting the case reserves wrong, then does that call into question the bulk reserves?

A. Paul, thank you very much for the question. I'll turn it over to Steve Peck, our Chief Actuary, to discuss how the case reserves and the bulk reserves interrelate.

A. We have a few different bulk reserves. First, the workers compensation case bulk reserve, which we first put up in 2003 recognizing at that time that there did appear to be shortages in the case reserves. We refined the methodology this year and the methodology uses paid losses only and so the indication of the case reserve adequacy is not affected by the adequacy of the case reserves themselves. The second reserve that we have up of the bulk nature is the IBNR reserve, and here, we do take a look at reported IBNR losses, historically reported IBNR losses compared to a premium base and then project that forward. So you're absolutely right about that, and yes, you have a point there that the adequacy of the case reserves does affect that IBNR estimate based on that methodology. However, we need to keep in mind that we're looking at IBNR claims that have emerged for all accident years after a given point in time, all prior accident years, so a lot of those cases have been settled and therefore, the reserve doesn't come into play, but to some extent, certainly, the adequacy of the case reserve does affect that IBNR estimate. I might also mention that is the approach we use for establishing the IBNR reserve. In evaluating the overall reserve levels, we use standard methodologies based on paid losses and incurred losses. Paid losses, obviously, the adequacy of the case reserves is not going to affect those projections. The incurred projections are definitely affected by changes in adequacy over time. Actually, at this point, we believe that our incurred projections are probably too high because our numbers suggest very strongly that case reserves were more adequate than they have been for, well, much more adequate than they were at the beginning of the year for sure, and really a lot more adequate than they've been for a few years. Therefore, the development factors that we are applying, although we've made some adjustments, but I think the development factors that we are applying to those incurred losses, which have been strengthened because of the strength in the case reserves, those development factors are probably too high, and so we're applying factors that are a bit too high to stronger reserves and we're probably, we don't know for sure, obviously, but we're probably overshooting the target a bit. The paid projections that we are obtaining right now are giving us, generally speaking, a lower estimate of the ultimate losses than the incurred projections, and when we look at our selected range, we have really two ranges, a full range of projections and a selected range where we think the right answer most likely lies. Our carried reserves at the end of 2004 were actually slightly above the selected range for both the incurred projections and the paid projections. We're pretty comfortable with our reserve levels while recognizing the problem that you mentioned in terms of estimating IBNR.

Q. Do the IBNR reserves as they stand today for year-end incorporate the impact of the fourth quarter charge in the projections?

A. Historically, -- the short answer is no. Historically, and by that I mean, historically, we have set our -- I'm sorry. We have done our IBNR review during the third quarter, so we have not done any projections using the strengthened case reserves that occurred during the fourth quarter. Is that the point you are getting at?

Q. Yeah. I think the concern is that we'll go into next year and that the impact of the increase in case reserves in the fourth quarter will be included in your next, I guess, third quarter study requiring you to increase your IBNR reserves based on what's happening today.

Q. Yes, I've given that some thought myself. One tempering factor there will be that a lot of the strengthening was in workers compensation, and as you know, IBNR is not a huge issue in workers comp. Those claims get reported fairly quickly, but to the extent that we have strengthening in some of the other long-tail lines, like other liability, that's definitely something that we're going to have to take into account when we do our next review. It's a good point.

Q.  Okay, thank you.

>> Thank you very much, Mr. Newsome.

>>Operator: At this time, ladies and gentlemen, if you would like to enter the question queue, press star one on your telephone keypad. Please keep in mind if you are using speaker equipment, you should pick up your handset before pressing the star keys.
Our next question is coming from Brian Roman of Weiss, Pack & Greer.

Q. Good morning. Just an observation. I mean, I don't understand everything because I don't have the tremendous level of expertise as, let's say, Kelly or Paul does -- do, excuse me, but you say you review your IBNR once a year. You haven't had an outside actuarial review in five years, and you say that you didn't review the cases coming from your outside -- your regional offices except for once a year, but now you're, what, about 47% or 43% owned by the public. I'm not sure that's adequate enough review for public stockholders, and this is just the sort of thing that can happen.

Q. Well, Mr. Roman, I would like to make a couple comments on that. That's good insight. First of all, we spend a tremendous amount of money here on an actuarial department, so we're able to do things that a lot of companies are not able to do because we have a professional actuary department, and that's going to undergird all of these decisions that Steve referred to. He's making those changes, and based on his staff that are underneath him looking at the various aspects of our business, so that's the first point I'd like to make. The second point I'd like to make is the issue of the claims oversight in the branch offices, and we have Greg Bird here, who is from the home office claims department, and there have been a number of changes in the branches and so he may be able to talk about the relationship between home office and the branches.

Q.  These are claims changes that have been made when?

A. Well, back in 2003, we were very interested in getting a handle on our workers comp problems, but we've also had some improvements in our systems that have allowed us to get closer to the branches.

Q.  But they did not enable you to miss this problem, correct?

Q. Just in the last few years, we developed a claims system that is a system that allows our home office claims staff to gain more information than we had in the past on individual claims files, and that, in turn, allows home office claim personnel to provide -- push down and provide more information to the branches in regard claims handling reserves.

Q. So, in other words, I guess this maybe didn't come out on the roadshow, but in other words, there's sort of a shifting level of our economy here that to date, the branch offices have had a relatively high degree of autonomy in terms of underwriting, in terms of claims management is that my understanding here?

Q. The branches have a high level of autonomy, and they will continue to have a high level of autonomy. What we're doing by the change in the executive reporting level is to increase that going forward.

Q.  Increase autonomy?

A. No, working with the branches on operations because now you'll have the branch -- now you'll have the home office claims executive reporting to Bill Murray, who is -- who oversees the branch office operations. Where, in the past, it was outside of that. The person reported to me not Bill. There wasn't a -- there wasn't a holistic approach to the branch autonomy. You know, each branch --.

Q.  Bill is the new executive mentioned earlier on.

A. Richard Shulz is the new executive handling the claims and he will start March 1, and he will be reporting to Bill Murray, who has been, for over four years, handling the branch offices.

Q. But, you know, there's two levels. We're talking where it comes out the back. Isn't there an issue of what comes out of the front which is also underwriting?

Q.  I'll let Bill respond to that question.

Q. Well, you're certainly right that there is certainly a relationship between the business that's written and the results that we can expect to have on that business when it comes to the claims because the claims adjusters, once they get it, will do the best that they can with the claim file, but the idea is to try to avoid losses in the beginning.

Q.  Right.

A. The thing where it makes it difficult is, if, in fact, if we had a few issues with reserves, what that means is that some of the decisions that we've made over time need to be reviewed in terms of the business that's written because actually, some of the results that we saw earlier on may not have been as good as we thought they were. So that means that we're constantly now reviewing the business that is to be written for workers compensation, and we think that we can certainly get a handle on the pricing if we can get ahead of the curve on this. In addition, you know, workers compensation is a very, very important line to us from a marketing standpoint of our commercial business that represents just a little less than 20% of the business that's to be written. So number one, workers compensation is an important line of business for us to write. Two, it adds a lot of stability to the accounts that we write, so we want find some answers to some of these issues, but we have the expertise. We have a risk improvement department that can help us control the losses and work closely with our commercial insurance to mitigate or avoid loss situations going forward. So we have developed specifically in these -- in the Midwestern states where we write a good bit of workers compensation coverage, we have reviewed our action plans that were already in place and made them even more stringent in terms of the business that's to be written because we, really, the controls from an underwriting standpoint, you need to have an adequate price in place, or you need to become more restrictive in the business that you accept.

Q. I guess I want to get back to this issue that I raised at the very beginning. If nobody looked at this and no actuary outside of the firm looked at your review, your reserves since '99 and you say or create friction inside the company, look this is a country built on checks and balances. Shouldn't there be that natural internal friction, that natural friction?
You know, all of us as investors look at companies that are always having outsiders look at their companies. Wouldn't this have been picked up a long time ago? In fact, before you would raise $70 million that between raising the $70 million and reporting a faux pas like this might this not have been picked up?

A. I appreciate your comment about outside reviews, and that's something we may want to take a closer look at, but --.

Q. I mean, it sounds a little bit like you take a personal afront to the fact that you don't get more periodic outside review on the company, that all you do is get an auditor to come in.

A. I certainly didn't myself intend to give that impression. This has not historically been the practice of the company to do that, as far as I know. As I say, certainly that's something we may want to take a closer look at. However, as far as the outside review that is currently done, my understanding is that the reserve work we do is sent to the auditors' actuary in Chicago. I believe there is actually an actuarial look at our reserve levels on an annual basis. Now, how does that compare to a ground-up review? It's different. They're reviewing our work, but it is looked at by an actuary. I also want to clarify another point. I did comment that we look specifically at the IBNR reserves on an annual basis. However, we do reviews of total reserves in case IBNR, loss and adjust, both direct and assume. We do that on a quarterly basis, and we have two reserve committees that meet quarterly and review the results of my work. What comes out, has come out of those reviews over the last few years is a set of actuarial indications over time which indicated the need to increase bulk reserves. Based on those quarterly reviews, I make recommendations to those two reserve committees and the committee evaluates the recommendation and makes a decision. As a result of the quarterly reviews, we have rather dramatically increased our bulk reserves over the last four years. On the direct book, the overall four-year increase is somewhere in the neighborhood of 50%. That is, we've strengthened bulk reserves by about 50 to 55%. So I didn't want to leave the impression that, you know, we did just an annual internal review. It is done -- it is done on a quarterly basis. The other thing I might just mention to help address your concern, we are in the process of beefing up the portion of our actuarial staff devote to the loss reserve function, and we're in our second year of that process.

>>Operator:  Our next question will be coming from Jason Russell of KBW.

Q. Good morning. On the workers comp side, did you have a problem in a few particular states that was across the board?

A. We don't write workers compensation in every state. So there were certain of our branch offices, the book of business is not very large, but I'll let Bill Murray respond to that question on the various branches were there was a problem, or I guess Steve.

A. We have looked at the case reserve development by branch and -- for workers comp and it's pretty widespread. All but about two branches that write any amount of workers compensation did have upward development during 2004.

Q.  This is a general issue?
This wasn't a state issue?

A.  This is not a specific state issue.

Q. Okay. The guidance of '05 from $2.15 to $2.40, and I think somebody else asked about the review that's scheduled for the third quarter, is that kind of information captured in your range for '05?

A. Our range is predicated upon projected combined ratios that the actuarial department helps us come up with and has taken a lot of issues into consideration. So I don't know specifically whether that review process is brought into those factors, but it is projecting out over the year what we expect the combined ratio to be for our various segments.

Q. So the actuarial department will project a combined ratio following the recognition of what may or may not need to happen throughout the year?
So after these actions had taken place, these projections were put up?

A. That's correct. Our projections have always included explicit recognition of expected bulk reserve strengthening, both on the IBNR side and the loss adjustment expense side. We have not made explicit assumptions about what will happen to case reserves. Obviously, because of what happened with the case reserves this year which we in a way would have incorporated, we were well off of the target.

A. I'd like to emphasize also that the actuarial department does pricing in conjunction with the branch offices, so the pricing information they have is also used when they're making their estimates for projected year-end combined ratio.

Q. Okay. I'm not sure if you mentioned the exiting years that were impacted by this case reserve action.

A. On workers compensation, about two-thirds of the adverse development came from the latest three accident years, I believe, but there was another third that came from accident years prior to 2001, and you can look at the string of accident years back to about 1970 and virtually all of them are showing some adverse development. Fairly insignificant, obviously, on some of the earliest years, but the strengthening is pretty much across the board in terms of accident year.

Q. Okay. So I guess the last question I have, does this action at all impact any of the agency profit commissions you would have paid out in '03 or excuse me, '04?

A. I imagine it would because they're done on year-end basis. I will let Bill Murray answer that specifically. He handles that.

A.  Was the question that we paid out in 2004?

Q.  That you will pay out.

A. That we will pay out. To the extent, subject to the provisions of the agency profit sharing agreement, it impacts their loss ratio.

Q.  Okay, so they could share in this as well?

A.  Very definitely.

A.  Yes.

Q.  Okay, thank you.

>>Bruce Kelley- Pres., CEO: We here in Des Moines appreciate your interest in our group. We will answer more questions on our earnings conference call on February 24th. We're in process of gathering data. Anita?

>>Anita Novak - Dir. Investor Relations:  Thank you, ladies and gentlemen.
We would like to announce our next earnings conference call on February 24th. It will be at 12:30 Central daylight time, and we look forward to talking to you then. Thank you, operator.


>>Operator: Thank you. Ladies and gentlemen, at this time, the conference has concluded. You may disconnect your lines and have a wonderful day.